UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BANK OF THE CAROLINAS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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135 BOXWOOD VILLAGE DRIVE

MOCKSVILLE, NORTH CAROLINA 27028

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2008 Annual Meeting of Shareholders of Bank of the Carolinas Corporation will be held at 2:00 p.m. on Wednesday, May 28, 2008, at the Bank of the Carolinas Operations Center located at 106 York Way, Advance, North Carolina.

The purposes of the meeting are:

1.	Election of Directors. To elect 14 directors for one-year terms.

2.	Proposal to Approve Charter Amendment. To consider a proposal to amend our Articles of Incorporation to authorize the issuance of preferred stock.

3.	Other Business. To transact any other business properly presented for action at the Annual Meeting.

You are invited to attend the Annual Meeting in person. However, if you are the record holder of your shares of our common stock, we ask that you appoint the Proxies named in the enclosed proxy statement to vote your shares for you by signing and returning the enclosed proxy card or following the instructions in the proxy statement to appoint the Proxies by Internet even if you plan to attend the Annual Meeting. If your shares are held in “street name” by a broker or other nominee, we ask that you follow your broker’s or nominee’s directions and give it instructions as to how it should vote your shares. Doing that will help us ensure that your shares are represented and that a quorum is present at the Annual Meeting. Even if you sign an appointment of proxy, you may still revoke it later or attend the Annual Meeting and vote in person.

This notice and the enclosed proxy statement and form of appointment of proxy are being mailed to our shareholders on or about April 23, 2008.

By Order of the Board of Directors

Robert E. Marziano
Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. WHETHER YOU OWN ONE SHARE OR MANY, YOUR PROMPT COOPERATION IN VOTING YOUR PROXY CARD IS APPRECIATED.

135 BOXWOOD VILLAGE DRIVE

MOCKSVILLE, NORTH CAROLINA 27028

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General

This Proxy Statement is dated April 23, 2008, and is being furnished to our shareholders by our Board of Directors in connection with our solicitation of appointments of proxy in the enclosed form for use at the 2008 Annual Meeting of our shareholders and at any adjournments of the meeting. The Annual Meeting will be held at the Bank of the Carolinas Operations Center located at 106 York Way, Advance, North Carolina, at 2:00 p.m. on Wednesday, May 28, 2008.

In this Proxy Statement, the terms “you,” “your” and similar terms refer to the shareholder receiving it. The terms “we,” “us,” “our” and similar terms refer to Bank of the Carolinas Corporation. Our banking subsidiary, Bank of the Carolinas, is referred to as the “Bank.”

Proposals to be Voted on at the Annual Meeting

At the Annual Meeting, record holders of our common stock will consider and vote on proposals to:

—	Elect 14 directors for one-year terms (see “Proposal 1: Election of Directors” on page 4);

—	Approve an amendment to our charter to authorize our issuance of preferred stock (see “Proposal 2: Charter Amendment to Issue Preferred Stock” on page 22); and

—	Transact any other business properly presented for action at the Annual Meeting.

Our Board of Directors recommends that you vote “FOR” the election of each of the 14 nominees for director named in this proxy statement, and “FOR” Proposal 2 to amend our charter to authorize our issuance of preferred stock.

How You Can Vote at the Annual Meeting

If your shares of our common stock are held of record in your name, you can vote at the Annual Meeting in one of the following ways:

—	You can attend the Annual Meeting and vote in person;

—

You can sign and return an appointment of proxy (a proxy card) in the form enclosed with this proxy statement and appoint the “Proxies” named below to vote your shares for you at the meeting, or you can validly appoint another person to vote your shares for you; or

—

You can appoint the Proxies to vote your shares for you by going to the Bank’s Internet website (http://www.bankofthecarolinas.com) and clicking on the link for “proxy voting.” When you are prompted for your “control number,” you should enter the number printed just above your name on the enclosed proxy card, and then follow the instructions you will be given. You may vote by

Internet only until 5:00 p.m. EDT on May 27, 2008, which is the day before the Annual Meeting date. If you vote by Internet, you need not sign and return a proxy card. You will be appointing the Proxies to vote your shares on the same terms and with the same authority as if you marked, signed and returned a proxy card. The authority you will be giving the Proxies is described below and in the proxy card enclosed with this proxy statement.

If your shares of our common stock are held for you in “street name” by a broker or other nominee, then the record holder of your shares is required to vote them for you. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares. Brokers who hold shares in street name for their clients typically have the authority to vote those shares on “routine” proposals, such as the election of directors, when they have not received instructions from beneficial owners of the shares. However, without specific voting instructions from beneficial owners, brokers generally are not allowed to exercise their voting discretion with respect to the approval of non-routine matters.

Solicitation and Voting of Proxy Cards

A proxy card is included with this proxy statement that provides for you to name three of our directors, Robert E. Marziano, Stephen R. Talbert and Michael D. Larrowe, or any substitute appointed by them, individually and as a group to act as your “Proxies” and vote your shares at the Annual Meeting. Please sign and date your proxy card and return it in the enclosed envelope or follow the instructions above for appointing the Proxies by Internet so that your shares will be represented at the meeting.

If you sign a proxy card and return it so that we receive it before the Annual Meeting, or you appoint the Proxies by Internet, the shares of our common stock you hold of record will be voted by the Proxies according to your instructions. If you sign and return a proxy card or appoint the Proxies by Internet, but do not give any voting instructions, then the Proxies will vote your shares “FOR” the election of each of the 14 nominees for director named in Proposal 1 below and “FOR” Proposal 2 discussed in this proxy statement. If you do not return a proxy card or appoint the Proxies by Internet, the Proxies will not have authority to vote for you and shares you hold of record will not be represented or voted at the Annual Meeting unless you attend the meeting in person or validly appoint another person to vote your shares for you. If, before the Annual Meeting, any nominee named in Proposal 1 becomes unable or unwilling to serve as a director for any reason, your proxy card will give the Proxies discretion to vote your shares for a substitute nominee named by our Board of Directors.

We are not aware of any other business that will be brought before the Annual Meeting but, if any other matter is properly presented for action by our shareholders, your proxy card will authorize the Proxies to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the meeting, including motions to adjourn the meeting.

Revocation of Proxy Cards; How You Can Change Your Vote

If you are the record holder of your shares and you sign and return a proxy card or appoint the Proxies by Internet and later wish to revoke the authority or to change the voting instructions you gave the Proxies, you can do so at any time before the voting takes place at the Annual Meeting by taking the appropriate action described below.

To change the voting instruction you gave the Proxies:

—	You can sign and submit a proxy card, dated after the date of your original proxy card, containing your new instructions; or

—

If you appointed the Proxies by Internet, you can go to the same Internet website (http://www.bankofthecarolinas.com), enter the same control number (printed just above your name on the enclosed proxy card) that you previously used to appoint the Proxies, and then change your voting instructions.

The Proxies will follow the last voting instructions they receive from you before the Annual Meeting. If your shares are held in “street name” and you want to change voting instructions you have given to your broker or other nominee, you must follow your broker’s or nominee’s directions.

To revoke your proxy card or your appointment of the Proxies by Internet:

—	You should give our Corporate Secretary a written notice that you want to revoke your proxy card or Internet vote; or

—

You can attend the Annual Meeting and notify our Corporate Secretary that you want to revoke your proxy card or Internet vote and vote your shares in person. Simply attending the Annual Meeting, without notifying our Corporate Secretary, will not revoke your proxy card.

Expenses and Method of Solicitation

We will pay all costs of soliciting proxy cards for the Annual Meeting, including costs of preparing and mailing this proxy statement. We are requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of our proxy solicitation materials to their principals and request their voting instructions, and we will reimburse those persons for their expenses in doing so. In addition to solicitation using the mail, the Bank’s and our directors, officers and employees may solicit proxy cards personally or by telephone or other methods of communication, but they will not receive any additional compensation from us for doing so.

In connection with the solicitation of proxy cards for the Annual Meeting, we have not authorized anyone to give you any information, or make any representation, that is not contained in this proxy statement. If anyone gives you any other information or makes any other representation to you, you should not rely on it as having been authorized by us.

Record Date and Voting Securities

The close of business on April 3, 2008, is the “Record Date” we are using to determine which shareholders are entitled to receive notice of and to vote at the Annual Meeting and how many shares they are entitled to vote. Our voting securities are the 3,920,752 shares of our common stock that were outstanding on the Record Date. You must have been a record holder of our common stock on that date in order to vote at the meeting.

Quorum and Voting Procedures

A quorum must be present for business to be conducted at the Annual Meeting. For all matters to be voted on at the meeting, a quorum will consist of a majority of the outstanding shares of our common stock. Shares represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. Once a share is represented for any purpose at the meeting, it will be treated as present for quorum purposes for the remainder of the meeting and for any adjournments. If you return a valid proxy card or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker “non-votes” also will be counted in determining whether there is a quorum. Broker “non-votes” will occur if your shares are held by a broker and are voted on one or more matters at the meeting but they are not voted by the broker on a “non-routine” matter because you have not given the broker voting instructions on that matter. If your shares are represented at the meeting with respect to any matter voted on, they will be treated as present with respect to all matters voted on, even if they are not voted on all matters.

You may cast one vote for each share of our common stock you held of record on the Record Date on each director to be elected and on each other matter voted on by shareholders at the Annual Meeting. You may not cumulate your votes in the election of directors.

Vote Required for Approval

Our directors are elected by a plurality of the votes cast in elections. In the election of directors at the Annual Meeting, the 14 nominees receiving the highest numbers of votes will be elected. For Proposal 2 to be approved, the votes cast in favor of the proposal must exceed the votes cast against it. Abstentions and broker non-votes will have no effect in the voting for directors or on Proposal 2.

PROPOSAL 1: ELECTION OF DIRECTORS

General

Our Bylaws provide that:

—

Our Board of Directors consists of not less than five nor more than 18 members, and our Board is authorized to set and change the actual number of our directors from time to time within those limits; and

—	Our directors are elected each year at the Annual Meeting for terms of one year, or until their successors have been duly elected and qualified.

Nominees

The number of our directors currently is set at 14. Based on the recommendation of our Corporate Governance Committee, our current directors named in the table below have been nominated by our Board of Directors for reelection at the Annual Meeting for new terms.

Name and age	Positions with us and the Bank (1)	Year first elected (2)	Principal occupation and business experience

Jerry W. Anderson (68)	Director	1998	Partner, Anderson Aggregates, LLC, (land clearing) since 1999; previously, President, Anderson Chip & Pulpwood, Inc., from 1986 until its merger with Anderson Aggregates in 1999

Alan M. Bailey (67)	Director	1998	Private investor; former owner and operator, 801 Shell Service (gasoline station)

William A. Burnette (67)	Director	1998	President and owner, Associated Golf Courses, Ltd. and James Way, Ltd. (land development); Managing Partner, The Hillsdale Group LLC (land development); President and owner, Associated Supply International, Ltd. (leaf tobacco merchant)

John A. Drye (44)	Director	2002	Partner, Central Carolina Insurance Agency

Thomas G. Fleming (60)	Director	1998	President and owner, Mocksville Builders Supply, Inc. (building supplies) and Town & Country Hardware (retail hardware store)

John W. Googe (82)	Director	2001	President and Chief Executive Officer, Flex-Pay Business Services, Inc. (payroll services); previously, President and Chief Executive Officer, Southeastern Employee Benefit Services, Inc. (pension plan administration) (1999-2003)

Henry H. Land (66)	Director	2002	Retired; previously, Partner, McClary, Stocks, Smith, Land & Campbell, P.A., Certified Public Accountants (1988-2006)

Name and age	Positions with us and the Bank (1)	Year first elected (2)	Principal occupation and business experience

Michael D. Larrowe (3) (53)	Director	1998	Regional Managing Shareholder, Elliott Davis LLC (certified public accountants and business advisors); previously, senior member, Larrowe & Co., PLC (certified public accounting and consulting firm) (1993-2006)

Steven G. Laymon (47)	Director	1998	Optometrist; President and owner, Steven G. Laymon, O.D., P.A. (optometric practice)

Robert E. Marziano (59)	Director; Chairman, President and Chief Executive Officer	1998	Our executive officer

Grady L. McClamrock, Jr. (55)	Director	2001	Attorney; owner, Grady L. McClamrock, Jr., J.D., P.A. (law firm)

Lynne Scott Safrit (49)	Director	2002	President, North American Commercial Operations, Castle & Cooke, Inc. (property management and development)

Francis W. Slate (85)	Director	1998	Mayor, Town of Mocksville; retired General Surgeon, Mocksville Surgical Associates, P.A.

Stephen R. Talbert (62)	Vice Chairman; Landis City Executive	2002	Officer of the Bank; previously, Chairman, Chief Executive Officer and President of BOC Financial Corp and its bank subsidiary

(1)	Listings of the members of committees of our Board are contained below under the heading “Committees of Our Board.”
(2)	“Year first elected” refers to the year in which each individual first became a director of the Bank. Each nominee first became our director at the time we were incorporated during 2006 as the Bank’s holding company. Messrs. Drye, Land and Talbert and Ms. Safrit previously served as directors of BOC Financial Corp and were appointed as directors of the Bank following our merger with that company on December 31, 2001.
(3)	Mr. Larrowe has agreed to join us and the Bank in an executive management position after May 31, 2008. His position and the terms of his employment have not been finalized.

Our Board of Directors recommends that you vote “FOR” each of the 14 nominees named above. The 14 nominees receiving the highest numbers of votes will be elected.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors periodically reviews transactions, relationships and other arrangements involving our directors and determines which of the directors the Board considers to be “independent.” In making those determinations, the Board applies the independence criteria contained in the listing requirements of The Nasdaq Stock Market. Beginning in 2008, the Board has directed our Audit Committee to assess each outside director’s independence and report its finding to the Board in connection with the Board’s periodic determinations, and to monitor the status of each director on an ongoing basis and inform the Board of changes in factors or circumstances that may affect a director’s ability to exercise independent judgment. The following table lists persons who served as directors during 2007, and all nominees for election as directors at the Annual Meeting, who our Board believes are, or will be, “independent” directors under Nasdaq’s criteria.

Jerry W. Anderson	Thomas G. Fleming	Steven G. Laymon
Alan M. Bailey	John W. Googe	Grady L. McClamrock, Jr.
William A. Burnette	Henry H. Land	Lynne Scott Safrit
John A. Drye	Michael D. Larrowe (1)	Francis W. Slate

(1)	Mr. Larrowe will cease to be an independent director when he joins the Bank and us in an executive management position. We expect Mr. Larrowe to join us in May or June of 2008.

In addition to the specific Nasdaq criteria, in determining the independence of each director the Audit Committee and the Board consider whether they believe any other transactions, relationships, arrangements or factors (including our directors’ borrowing relationships with the Bank) could impair a director’s ability to exercise independent judgment. In its determination that the above directors are independent, those other factors considered by the Board included the services provided to the Bank by Mr. Larrowe’s firm described under the caption “Compensation Committee Interlocks and Insider Participation,” as well as services provided to the Bank by Mr. Googe’s firm in connection with payroll processing and administration services relating to the Bank’s 125 Plan (for which we paid $7,423 during 2007), legal services that Mr. McClamrock provides from time to time in connection with matters involving such things as loan closings or collections (for which we paid $2,370 during 2007), and in prior years, the services provided by Mr. Fleming’s firm in connection with remodeling an apartment building owned by the Bank (for which we paid $249,760). In the case of Mr. Larrowe and Mr. McClamrock, the Board concluded that each of them is independent under Nasdaq’s criteria, but that they may not serve on our Audit Committee.

Attendance by Directors at Meetings

Board of Directors Meetings. The Bank’s and our Boards meet jointly. During 2007, the Boards met 12 times. Each of our current directors attended 75% or more of the aggregate number of meetings of the Boards and any committees on which he or she served.

Annual Meetings. Attendance by our directors at Annual Meetings of our shareholders gives directors an opportunity to meet, talk with and hear the concerns of shareholders who attend those meetings, and it gives those shareholders access to our directors that they may not have at any other time during the year. Our Board of Directors recognizes that directors have their own business interests and are not our employees, and that it is not always possible for them to attend Annual Meetings. However, our Board’s policy is that attendance by directors at our Annual Meetings is beneficial to us and to our shareholders and that our directors are strongly encouraged to attend each Annual Meeting whenever possible. All of our current directors attended our last Annual Meeting which was held during May 2007.

Communications with Our Board

Our Board of Directors encourages our shareholders to communicate with it regarding their concerns and other matters related to our business, and the Board has established a process by which you may send written communications to the Board or to one or more individual directors. You may address and mail your communication to our Corporate Secretary at:

Bank of the Carolinas Corporation Attention: Corporate Secretary PO Box 129 Mocksville, North Carolina 27028

You also may send communications by email to directors@bankofthecarolinas.com, with an attention line to the Corporate Secretary. You should indicate whether your communication is directed to the entire Board of Directors, to a particular committee of the Board or its Chairman, or to one or more individual directors. All communications will be reviewed by our Corporate Secretary and, with the exception of communications our Corporate Secretary considers unrelated to our or the Bank’s business, forwarded to the intended recipients. Copies of communications from a customer of the Bank relating to a deposit, loan or other financial relationship or transaction also will be forwarded to the head of the department or division that is most closely associated with the subject of the communication.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics which is posted on the Bank’s Internet website at www.bankofthecarolinas.com. The Code applies to our directors and executive officers and among other things is intended to promote:

—	Honest and ethical conduct;

—	Ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

—	Full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the Securities and Exchange Commission and in other public communications we make;

—	Compliance with governmental laws, rules and regulations;

—	Prompt internal reporting of violations of the Code to the Board’s Audit Committee; and

—	Accountability for adherence to the codes.

Illegal or unethical behavior, violations of the Code, or accounting or auditing concerns, may be reported, anonymously or otherwise, to the Chairman of our Audit Committee addressed as follows:

Henry H. Land 1202 Daybrook Drive Kannapolis, NC 28082

COMMITTEES OF OUR BOARD

General

Our Board of Directors has two independent, standing committees that assist the Board in oversight and governance matters. They are the Audit Committee and the Corporate Governance Committee. The Corporate Governance Committee serves as both a nominations committee and a compensation committee. Each Committee operates under a written charter approved by our Board that sets out its composition, authority, duties and responsibilities. We believe that each member of those committees is an “independent director” as that term is defined by Nasdaq’s listing standards. Current copies of each of those Committees’ charters are posted on the Bank’s Internet website at www.bankofthecarolinas.com. The Board also has an Executive Committee of which a majority of the members are independent directors. The current members of each committee are listed in the following table, and the function of and other information about each committee is described in the paragraphs below.

Audit Committee	Corporate Governance Committee (1)	Executive Committee
Henry H. Land - Chairman	John A. Drye - Chairman	Robert E. Marziano - Chairman
Alan M. Bailey	Alan M. Bailey	William A. Burnette	Steven G. Laymon
Steven G. Laymon	Thomas G. Fleming	Thomas G. Fleming	Grady L. McClamrock, Jr.
Lynne Scott Safrit	John W. Googe	John W. Googe	Francis W. Slate
Francis W. Slate	Steven G. Laymon	Michael D. Larrowe	Stephen R. Talbert

(1)	In light of his plans to join us and the Bank in an executive management position in May or June of 2008, after which he will cease to be an independent director, Mr. Larrowe resigned from our Corporate Governance Committee effective March 4, 2008.

Audit Committee

Function. Our Audit Committee is a joint committee of the Bank’s and our Boards of Directors. Under its charter, the Committee is responsible for:

—	Appointing our independent accountants and approving their compensation and the terms of their engagement;

—	Approving services proposed to be provided by the independent accountants; and

—	Monitoring and overseeing the quality and integrity of our accounting and financial reporting process and systems of internal controls.

The Committee reviews various reports from our independent accountants (including its annual audit report on our consolidated financial statements), reports we file under the Securities Exchange Act of 1934, and reports of examinations by our regulatory agencies, and it generally oversees our internal audit program. The Committee met five times during 2007.

Audit Committee Financial Expert. Mr. Land, the Chairman of the Committee, is a certified public accountant with approximately 40 years of accounting experience, including approximately 18 years in public accounting. Our Board of Directors believes that Mr. Land is an “audit committee financial expert” as that term is defined by rules of the Securities and Exchange Commission.

Audit Committee Report

Our management is responsible for our financial reporting process, including our system of internal controls and disclosure controls and procedures, and for preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent accountants are responsible for auditing those financial statements. The Audit Committee oversees and reviews those processes. In connection with its responsibilities, the Audit Committee reviews and evaluates, then discusses and consults with our management, internal audit personnel, and our independent accountants:

—	The plan for, and our independent accountants’ report on, each audit of our financial statements;

—	Our financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to our shareholders;

—	Changes in our accounting practices, principles, controls, methodologies or financial statements, and significant developments in accounting rules; and

—	The adequacy of our internal accounting controls and accounting, financial and auditing personnel, and the establishment and maintenance of an environment that promotes ethical behavior.

In connection with the preparation and audit of our consolidated financial statements for 2007, the Audit Committee has:

—	reviewed our audited consolidated financial statements for 2007 and discussed them with management;

—	discussed with our independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended;

—	received written disclosures and a letter from our independent accountants required by Independence Standards Board Standard No. 1; and

—	discussed the independence of our independent accountants with the accountants.

Based on the above reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our 2007 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

The Audit Committee:

Henry H. Land	Alan M. Bailey	Steven G. Laymon	Lynne S. Safrit	Francis W. Slate

Corporate Governance Committee

Function. Our Corporate Governance Committee is a joint committee of the Bank’s and our Boards. Under its charter, the Committee acts as our Board’s nominations committee and as the compensation committee of both Boards. The Committee met eight times during 2007.

Nominations Committee Functions. Among its other duties and responsibilities assigned from time to time by the Board, the Corporate Governance Committee functions as a nominations committee of our

Board by identifying individuals who are qualified to become directors and recommending candidates to the Board for selection as nominees for election as directors at our Annual Meetings and for appointment to fill vacancies on the Board.

The Committee’s charter provides that it identify and recommend individuals who have high personal and professional integrity, who demonstrate ability and judgment, and who, with other members of the Board, will be effective in collectively serving the long-term interests of our shareholders. Candidates also must satisfy applicable requirements of state and federal banking regulators, and the Committee may develop other criteria or minimum qualifications for use in identifying and evaluating candidates. In identifying candidates to be recommended to the Board of Directors, the Committee considers incumbent directors and candidates suggested by our management or other directors. The Committee also will consider candidates recommended by shareholders. The Committee has not used the services of a third-party search firm. Shareholders who wish to recommend candidates to the Committee should send their recommendations in writing to:

Corporate Governance Committee Bank of the Carolinas Corporation Attention: Corporate Secretary 135 Boxwood Village Drive Mocksville, North Carolina 27028

Each recommendation should be accompanied by the following:

—

The full name, address and telephone number of the person making the recommendation, and a statement that the person making the recommendation is a shareholder of record (or, if the person is a beneficial owner of our shares but not a record holder, a statement from the record holder of the shares verifying the number of shares beneficially owned), and a statement as to whether the person making the recommendation has a good faith intention to continue to hold those shares through the date of our next Annual Meeting;

—

The full name, address and telephone number of the candidate being recommended, information regarding the candidate’s beneficial ownership of our equity securities and any business or personal relationship between the candidate and the person making the recommendation, and an explanation of the value or benefit that the person making the recommendation believes the candidate would provide as a director;

—

A statement signed by the candidate that he or she is aware of and consents to being recommended to the Committee and will provide information the Committee requests in connection with its evaluation of candidates;

—	A description of the candidate’s current principal occupation, business or professional experience, previous employment history, educational background, and any areas of particular expertise;

—

Information about any business or personal relationships between the candidate and any of our or the Bank’s customers, suppliers, vendors, competitors, directors or officers, affiliated companies, or other persons with any special interest regarding our company or affiliated companies, and any transactions between the candidate and our company or affiliated companies; and

—

Any additional information about the candidate that would be required to be included in our proxy statement pursuant to the SEC’s Regulation 14A (including without limitation information about legal proceedings in which the candidate has been involved within the past five years).

In order to be considered by the Committee in connection with its recommendations of candidates for selection as nominees for election at an Annual Meeting, a shareholder’s recommendation must be received by the Committee not later than the 120th day prior to the first anniversary of the date our proxy statement was first mailed to our shareholders in conjunction with our preceding year’s Annual Meeting. Recommendations submitted by shareholders other than in accordance with these procedures will not be considered by the Committee.

The Committee will evaluate candidates recommended by shareholders in a manner similar to its evaluation of other candidates. The Committee will select candidates to be recommended to the Board of Directors each year based on its assessment of, among other things: (1) candidates’ business, personal and educational background and experience, community leadership, independence, geographic location within our service area, and their other qualifications, attributes and potential contributions; (2) the past and future contributions of our current directors, and the value of continuity and prior Board experience; (3) the existence of one or more vacancies on the Board; (4) the need for a director possessing particular attributes or particular experience or expertise; (5) the role of directors in our business development activities; and (6) other factors that it considers relevant, including any specific qualifications the Committee adopts from time to time.

The Corporate Governance Committee recommended to our Board of Directors that our incumbent directors be nominated for reelection at the Annual Meeting for new terms.

Compensation Committee Functions. The Corporate Governance Committee also functions as a compensation committee of our and the Bank’s Boards and reviews and provides overall guidance to the Boards about our executive and director compensation and benefit programs. It makes recommendations to the Boards regarding:

—	Cash and other compensation paid or provided to our and the Banks’ Chief Executive Officer and other executive officers;

—	The adoption of new compensation or benefit plans, or changes in existing plans, under which compensation or benefits are or will be paid or provided to those executive officers;

—	Cash and other compensation paid or provided to other officers and employees, either individually or in the aggregate, as the Boards request; and

—	Compensation paid to our directors.

In performing its duties, the Committee may, if it considers it appropriate, delegate any of its responsibilities to a subcommittee. However, any subcommittee must be composed entirely of independent directors. The Committee is authorized to conduct investigations and to request and consider any information (from management or otherwise) that it believes is necessary, relevant or helpful in its deliberations and in making its recommendations. It may rely on information provided by management without further verification. However, its charter provides that, when the Committee takes an action, it should exercise independent judgment on an informed basis and in a manner it considers to be in the best interests of our shareholders. In matters related to the compensation of executive officers other than our Chief Executive Officer, the Committee considers information provided by our Chief Executive Officer about the individual performance of those other officers and his recommendations as to their compensation. After receiving the Committee’s recommendations, the Board makes all final decisions regarding compensation matters.

The Committee may retain the services of outside counsel or consultants, at our or the Bank’s expense, and on terms (including fees) that it approves. In that regard, the Committee from time to time has retained Matthews, Young & Associates, Inc., for specific purposes or advice. During 2007, that firm evaluated the compensation of our executive officers, assisted the Committee in assessing our executive compensation levels and arrangements as compared to those of similarly-sized financial institutions, and assisted the Committee in structuring our Omnibus Equity Plan. Other than in this advisory capacity, Matthews Young & Associates, Inc., has no role in the actual recommendations made by the Committee to the Boards, or in the Boards’ approval of amounts of executive or director compensation.

Compensation Committee Interlocks and Insider Participation

Michael D. Larrowe served as a member of the Corporate Governance committee during 2007. He is an accountant and a partner in Elliott Davis LLC, a public accounting firm. Elliott Davis LLC has considerable experience and expertise in financial institution accounting and audit processes and procedures, and for a number of years we have engaged that firm, or its predecessor, to provide various outsourced internal audit, accounting consultation, and information technology services that our independent accountants are not permitted to provide to us. Elliott Davis LLC does not provide us with any outside audit services. During 2007, we paid that firm $250,892 for its services.

Executive Committee

Our Executive Committee is a joint committee of our and the Bank’s Board’s of Directors. Under our Bylaws, the Committee is authorized to exercise all the powers of the Board in the management of our affairs when the Board is not in session. The Executive Committee met seven times during 2007.

EXECUTIVE OFFICERS

We consider our five officers listed below to be our executive officers.

Robert E. Marziano, age 59, serves as our and the Bank’s Chairman, President and Chief Executive Officer. He joined the Bank’s organizing group during 1998 and became its President and Chief Executive Officer at the time it was incorporated and began operations during 1998. Previously, he was one of the organizers of Old North State Bank, King, North Carolina, where he served as President and Chief Executive Officer from 1989 until it was acquired by another financial institution during 1997. Prior to 1989, he was employed for 13 years by First-Citizens Bank & Trust Company as Senior Vice President with responsibilities in the areas of branch management, lending, and bank operations. More recently, from 1997 until 1998, Mr. Marziano served as Senior Vice President of First Bank with supervisory responsibilities over that bank’s branch banking operations in Guilford, Randolph and Davidson Counties.

George E. (“Ed”) Jordan, age 49, was elected as the Bank’s Executive Vice President on January 23, 2008 and supervises the Bank’s financial services, marketing and sales functions. Mr. Jordan previously served as the Bank’s President and Chief Operating Officer, and was first employed as the Bank’s Executive Vice President during May 2004. Previously, he had been employed by Wachovia Bank for 24 years where he had supervisory responsibility over city executives for several of that bank’s Triad area offices and, most recently, served as Senior Vice President and Business Banking Sales Director with responsibilities for middle market lending.

Eric E. Rhodes, age 47, serves as our Vice President and Chief Financial Officer. He has served as Senior Vice President of the Bank since January 2005 and was appointed as its Chief Financial Officer in May 2005. Prior to joining the Bank, he was employed by Rowan Bank in China Grove, North Carolina from 1990 to 2004 where he last served as Senior Vice President and Chief Financial Officer.

Harry E. Hill, age 62, was elected as the Bank’s Executive Vice President during January 2001. He was employed by our organizing group during 1998 and became Senior Vice President of the Bank when it began operations during 1998, and he currently functions as the Bank’s business development officer. Previously, he served as Vice President of Southern National Bank and its successor, Branch Banking & Trust Company, in Welcome, North Carolina, from 1994 to 1998, and as Business Development Officer of Davidson Savings Bank from 1992 to 1994.

Robin H. Smith, age 49, serves as the Bank’s Executive Vice President. She was employed by our organizing group during 1998 and became Vice President of the Bank when it began operations during 1998. She was promoted to Senior Vice President during 2001 and to her current position during 2003. Prior to joining the Bank, she served as Vice President of Old North State Bank until it was acquired by another financial institution during 1997.

EXECUTIVE COMPENSATION

Summary

The following table shows the cash and certain other compensation paid or provided to or deferred by our named executive officers for 2007 and 2006 calendar years. Our executive officers are compensated by the Bank for their services as its officers, and they receive no separate salaries or other cash compensation from us for their services as our officers. With the exception of Mr. Marziano and Mr. Jordan, who are employed under employment agreements with the Bank as described below, each of the named officers is employed by the Bank on an “at will” basis and subject to reelection as an officer each year, and none of them have employment agreements with us or the Bank.

SUMMARY COMPENSATION TABLE

Name and Principal Position (1)	Year	Salary (2)	Bonus (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (6)	Total

Robert E. Marziano
Chairman, President and	2007	$272,268	$-0-	$-0-	$-0-	$-0-	$16,821	$289,089
Chief Executive Officer	2006	249,992	12,790	-0-	65,594	-0-	17,378	345,754

Stephen R. Talbert Vice Chairman (7)	2007	102,983	-0-	-0-	-0-	-0-	1,800	104,783
	2006	112,280	-0-	-0-	-0-	-0-	1,800	114,080

George E. Jordan Executive Vice President	2007	134,506	-0-	3,332	-0-	-0-	4,035	141,873
	2006	131,030	-0-	3,333	26,994	-0-	14,605	175,962

Eric E. Rhodes
Senior Vice President and	2007	105,779	-0-	2,621	-0-	-0-	2,652	111,052
Chief Financial Officer	2006	103,030	-0-	1,747	14,531	-0-	1,296	120,604

Harry E. Hill Executive Vice President	2007	119,013	-0-	-0-	-0-	-0-	17,904	136,917
	2006	115,692	-0-	-0-	32,874	-0-	17,614	166,180

(1)	Mr. Marziano and Mr. Talbert are members of our Board of Directors, but they do not receive any additional compensation for their services as directors.
(2)	Includes the amount of salary deferred at each officer’s election under our Section 401(k) plan.
(3)	Reflects amount of discretionary cash bonus paid separate from awards under our Management Incentive Compensation Plan.
(4)	Reflects the amount of compensation expense, as calculated under SFAS 123R, that we recognized in our financial statements for 2007 and 2006 relating to outstanding stock options held by each officer. A discussion of material assumptions made in our valuation of and expense related to outstanding stock options is contained in Notes 1 and 14 to our consolidated financial statements. In the case of Messrs. Marziano, Talbert and Hill, no expense was recognized during 2007 and 2006 because all stock options they hold had become fully vested and exercisable in prior years.
(5)	Reflects the amount of cash paid to each officer under our Management Incentive Compensation Plan described below under the caption “Plan-Based Awards.”
(6)	For 2007, the listed amounts include:
—

For each officer, matching contributions made by the Bank under our Section 401(k) plan as follows: Mr. Marziano - $6,750; Mr. Talbert - $1,800; Mr. Jordan - $4,035; Mr. Rhodes - $2,652; and Mr. Hill - $2,694;

—

For Mr. Marziano only, $3,409 in premiums for family medical insurance coverage that is not generally provided to other employees, and $6,662 representing the portion of the total premium paid by the Bank on a key-man life insurance policy that is attributable to death benefits payable to Mr. Marziano’s beneficiary; and

—

for Mr. Hill (who is the only named officer who received personal benefits that exceeded an aggregate of $10,000), our estimates of our incremental costs related to these personal benefits he received during 2007:

Description	H.E. Hill
Personal use of Bank-owned vehicle (based on our estimate of out-of-pocket costs of ownership and operation of the vehicles attributable to each officer’s personal usage)	$10,430
Payment of club dues and assessments (based on our actual payments)	4,780

We also provide our officers with group life, health, medical and other insurance coverages that are generally available on the same basis to all salaried employees. The cost of the insurance is not included in the table.

(7)	Mr. Talbert ceased serving as one of our executive officers effective in October 2007. Mr. Talbert continues to serve as our director and as an officer of the Bank.

Employment Agreements

Mr. Marziano and Mr. Jordan are employed by the Bank under separate employment agreements entered into during 2004. The agreements provide for:

—	Initial “rolling” terms of employment of three years that, at the end of each year, are extended by one additional year;

—	Annual base salaries (which are subject to review and periodic increase by the Bank’s Board) of at least $250,000 for Mr. Marziano and $125,000 for Mr. Jordan; and

—	The right to participate in bonus or incentive plans and other benefits made available by the Bank to its executive officers.

If not sooner terminated, the agreements will finally expire during 2017 in the case of Mr. Marziano’s agreement, and during 2021 in the case of Mr. Jordan’s agreement. The Bank may terminate the agreements at any time for cause. The agreements contain other provisions under which payments and benefits will be provided to the officers, and their ability to compete against the Bank will be limited, after a termination of their employment under various circumstances, including a termination following a change in control of us or the Bank. Those provisions are described below under the caption “Potential Payments Upon Termination of Employment or a Change of Control.”

Plan-Based Awards

We have two compensation plans under which we grant awards from time to time to our executive officers, including our:

—	Omnibus Equity Plan, under which stock options, restricted stock awards, and performance share awards may be granted; and

—	Annual Management Incentive Compensation Plan, under which additional cash compensation may be paid each year based on our corporate performance.

Stock Options. During 2007, we adopted our new Omnibus Equity Plan which is described below. Until that new plan was adopted, we granted options from time to time to our officers and employees to purchase shares of our common stock under our Employee Stock Option Plan. Each outstanding stock option gave the officer to whom it was granted the right to buy shares of our common stock during a stated period of time (ordinarily ten years) at a fixed price per share. Options were granted under that plan on terms that provided for them to “vest,” or become exercisable, at intervals as to portions of the shares they cover based on a vesting schedule. These options generally terminate 90 days following an officer’s disability, retirement or the involuntary termination of his or her employment without cause, or immediately upon a voluntary termination or an involuntary termination with cause. These options remain in effect for their full terms following an officer’s death. Options previously granted under our Employee Stock Option Plan do not include any performance-based conditions. The price per share and vesting schedule of stock options were determined by our Corporate Governance Committee at the time they were granted.

At our 2007 Annual Meeting, our shareholders approved a new Omnibus Equity Plan to replace the Employee Stock Option Plan and Director Stock Option Plan. The new plan authorizes the issuance of an aggregate of 300,000 shares of our common stock, which includes 299,405 new shares authorized for issuance plus 955 shares that, at the time, remained available for new stock option grants under the existing plans. Because the new plan replaced the two existing plans, no additional awards will be made under the old plans. However, the old plans remain in effect with respect to stock options that had been granted prior to approval of the new plan.

Under the new Omnibus Equity Plan, awards may be granted to officers and employees consisting of either:

—

incentive stock options (the right to purchase shares of our common stock during a stated period at a specified exercise price and under which the employee receives favored tax treatment under Internal Revenue Code Section 422);

—

non-qualified stock options (the right to purchase shares of our common stock during a stated period at a specified exercise price but which does not qualify to be treated as an incentive stock option for tax purposes);

—

restricted stock awards (an award of shares of our common stock that is subject to the risk of forfeiture if specified conditions, usually the employee’s continued employment, are not satisfied by the end of a specified restriction period); or

—

performance share awards (an award of shares of our common stock that may be earned based on the extent to which specified corporate or individual goals or other performance criteria are satisfied by the end of a specified measurement period).

As described under the caption “Director Compensation,” the Omnibus Equity Plan also authorizes the grant of non-qualified stock options and restricted stock awards to our non-employee directors.

Management Incentive Compensation Plan. Under this plan, a portion of the 2007 cash compensation paid to our executive officers and other employees chosen to participate in the plan was tied to:

—	the amount by which our pre-tax profits (before any deduction for the expense of payments under the plan) exceeded a threshold amount; and

—	the extent to which other individual goals (which varied for different participants or groups of participants) were achieved.

Each participant’s maximum award was stated as a percentage of his or her base salary. The threshold amount of pre-tax, pre-incentive profits required before any awards could be paid was $3,800,000, and, subject to the extent to which individual goals were met, the maximum incentive awards were to be payable if our pretax, pre-incentive profits reached $6,200,000.

For 2007, the maximum percentages of base salary that could have been paid to those executive officers named in the table above who participated in the plan were: Mr. Marziano – 35.00%; Mr. Jordan – 35.00%; Mr. Rhodes – 35.00%; Mr. Hill – 30.00%. Mr. Marziano, Mr. Jordan and Mr. Rhodes were eligible to earn the following percentages of these maximums for achieving the following goals: controlling loan charge-offs for the year to no more than 0.25% of our average loans – 20.00%; maintaining a ratio of non-performing assets to average assets of no more than 1.00% – 20.00%; improving bank profitability with an ROAE (calculated before taxes and before deduction for payment of incentive awards under the Plan) of 9.50% – 30%; and maintaining a certain rating in an examination by our banking regulators – 30.00%. As an officer with commercial lending responsibilities, Mr. Hill’s individual goals involved loan production and loan quality. For 2007, no awards were paid.

New Awards During 2007. During 2007, no new stock options or other equity awards were granted to any of our executive officers named in the Summary Compensation Table. The following table contains information about executive officers who participated in the Management Incentive Compensation Plan.

GRANTS OF PLAN-BASED AWARDS DURING 2007

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
		Threshold (1)	Target (1)	Maximum (1)
Robert E. Marziano	—	$-0-	—	$98,000
George E. Jordan	—	-0-	—	47,460
Eric E. Rhodes	—	-0-	—	37,345
Harry E. Hill	—	-0-	—	36,018

(1)	These columns reflect the minimum ($0) and maximum amounts of awards that could have been paid to each executive officer for 2007 under our Management Incentive Compensation Plan. No awards would have been paid unless stated minimum performance goals were met, and participants’ awards could not exceed stated maximum percentages of their base salaries. No awards were paid in 2007.

Outstanding Stock Options. The following table contains information about all stock options held on December 31, 2007, by our executive officers named in the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT 2007 YEAR END

	Option Awards
Name	Number of Securities Underlying Unexercised Stock options (Exercisable) (1)	Number of Securities Underlying Unexercised Stock Options (Unexercisable) (1)		Option Exercise Price (1)	Option Expiration Date
Robert E. Marziano	40,828	-0-		$6.37	12/14/08
Steven R. Talbert	20,000	-0-		5.00	12/05/10
George E. Jordan	3,600	2,400	(2)	10.92	06/23/14
Eric E. Rhodes	500	2,000	(3)	16.40	05/05/16

(1)	Numbers of shares and exercise prices have been adjusted to reflect stock splits during 2000, 2003 and 2005.
(2)	Exercisable as to one-half of the shares on each of 06/23/2008 and 06/23/2009.
(3)	Exercisable as to one-fourth of the shares on each of 05/05/2008, 05/05/2009, 05/05/2010 and 05/05/2011.

Exercises. The following table contains information about all stock options that were exercised in 2007 by our executive officers named in the Summary Compensation Table.

OPTION EXERCISES DURING 2007

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Robert E. Marziano	7,500	$47,850
Harry E. Hill	13,800	75,624
Harry E. Hill	3,480	15,938

Potential Payments Upon Termination of Employment or a Change in Control

The terms of the agreements or plans described below provide for our executive officers named in the Summary Compensation Table to receive payments and benefits if their employment terminates under various circumstances or upon a change in control of our company or the Bank. Those arrangements are described in the following paragraphs, and a summary of the estimated payments and benefits each officer would receive following different triggering events is contained in the table below.

Employment Agreements. Under Mr. Marziano’s and Mr. Jordan’s employment agreements, if their employment is terminated by the Bank without cause, or if they terminate their own employment for “good reason,” they will continue to receive salary payments from the Bank for the unexpired terms of the agreements. “Good reason” will exist if, without their consent:

—	Their base salaries are reduced;

—	They are removed from an executive officer position with the Bank;

—	They are required to transfer their offices more than 50 miles from their principal work locations on the date of their agreements; or

—	The Bank materially breaches any of the terms of the agreements and, after receiving notice, does not correct the breach within 30 days.

The agreements also provide that if, within 36 months following a change in control of the Bank, the officers’ employment is terminated by the Bank or its successor without cause, or a “termination event” (as defined below) occurs and they voluntarily terminate their own employment within 90 days, then, in lieu of the payments described above, they would receive lump-sum payments equal to 2.99 multiplied by their annual base salary rates in effect at the time the change in control becomes effective. A “termination event” will occur if, following a change in control of the Bank:

—	Their base salaries are reduced below the annual rates in effect at the time of the change in control;

—

Insurance or other benefits, including retirement benefits, they are receiving when the change in control becomes effective are reduced or eliminated without being replaced with substantially similar benefits, unless the reduction or elimination applies proportionately to all salaried employees who participated in those benefits before the change in control;

—	They are transferred to a job location more than 50 miles from their principal work location when the change in control becomes effective;

—	If the Bank is still a separate entity, they no longer serve in the positions they served in before the change in control; or

—	If the Bank no longer is a separate entity, they are not executive officers of the Bank’s successor or do not report directly to the successor’s chairman, president or chief executive officer.

In the case of any termination described above, if the officers choose to purchase continued “COBRA coverage” under the Bank’s health insurance plan, the Bank will be obligated to reimburse them for the cost of that insurance for up to the maximum period during which that coverage is available to them under the law.

Generally, a “change in control” will have occurred if:

—	A person directly or indirectly acquires voting control over more than 50% of our common stock;

—	The Bank consolidates or merges with or into another company, or is reorganized in another way, and is not the surviving company in the transaction; or

—	All or substantially all of the Bank’s assets are sold or transferred to, or acquired by, any other company.

The employment agreements provide that, for a period of one year following any voluntary or involuntary termination of their employment, Mr. Marziano and Mr. Jordan may not compete with the Bank in a county in North Carolina in which the Bank maintains a business office on their employment termination date. However, in the case of involuntary terminations of their employment without cause (other than following a change in control), the restriction period will be the unexpired term of the agreements during which the Bank is obligated to continue to pay their salaries as described above. The agreements also require that, following any termination of their employment, the officers must keep confidential all data and other information, financial or otherwise, relating to the Bank and its business, and must not disclose any of that information to any other person, remove it from the Bank, or use it for his own purposes or for the benefit of any other person.

Key-Man Life Insurance Policy. The Bank maintains a key-man term life insurance policy covering Mr. Marziano. The total death benefit under the policy is $1,300,000, of which $1,000,000 would be paid to the Bank upon his death. The remaining $300,000 of the death benefit would be paid to Mr. Marziano’s beneficiary.

We also provide life insurance benefits to each of the named executive officers under our group life insurance plan in which all employees participate. Under the group plan, death benefits are payable to a participant’s beneficiaries equal to two times the participant’s annual salary rate at the date of death.

Accelerated Vesting of Stock Options. In the event of a change in control of our company, if a provision is not made for the assumption of outstanding stock options held under our option plans, or for the exchange of those options for new options covering shares of the successor company, our executive officers’ rights under their options will terminate at the time the transaction becomes effective. However, to the extent that any option has not yet become exercisable, it will become exercisable in full immediately before the transaction becomes effective, without regard to any vesting schedule.

Summary of Payment and Benefits. The following table lists estimates of aggregate payments and benefits that would be paid or provided to our named executive officers who would benefit from the agreements or arrangements described above if their employment had terminated under various circumstances, or there had been a change in control, on December 31, 2007.

Type of Termination Event and Description of Payment or Benefit	R.E. Marziano	S.R. Talbert	G. E. Jordan	E.E. Rhodes	H. E. Hill
INVOLUNTARY TERMINATION WITHOUT CAUSE, OR VOLUNTARY TERMINATION WITH “GOOD REASON,” OTHER THAN AFTER A CHANGE IN CONTROL
Employment Agreements:
Aggregate cash payments (1)	$676,667	—	$327,903	—	—
Continued health insurance coverage (2)	14,971	—	18,987	—	—
INVOLUNTARY TERMINATION WITHOUT CAUSE, OR VOLUNTARY TERMINATION FOLLOWING A “TERMINATION EVENT,” AFTER A CHANGE IN CONTROL
Employment Agreements:
Lump sum cash payment	837,200	—	405,708	—	—
Continued health insurance coverage (2)	14,971	—	18,987	—	—
CHANGE IN CONTROL, WITHOUT REGARD TO TERMINATION OF EMPLOYMENT
Stock Options:
Accelerated vesting of stock options (3)	—	—	4,720	$8,737	—
DEATH
Portion of death benefit payable to officer’s beneficiary under key-man insurance policy	300,000	—	—	—	—
Death benefits under group life insurance plan	560,000	$144,000	271,377	213,417	$272,000

(1)	Reflects aggregate amounts of monthly payments (at $23,333 per month for Mr. Marziano and at $11,307 per month for Mr. Jordan) that would be made during the approximately 29-month remaining term of each officer’s employment agreement.
(2)	Reflects our estimate of the aggregate cost of continued COBRA coverage under our health insurance plan, assuming that each officer elected to purchase that coverage and that the coverage remained in effect for 18 months which is the maximum period for which that coverage is available.
(3)	Reflects the amount of additional compensation expense, as calculated under SFAS 123R, that we would have recognized in our financial statements if the outstanding unvested stock options held by each officer had been accelerated on December 31, 2007.

DIRECTOR COMPENSATION

General

Directors’ Fees. Our outside directors serve and are compensated for their services as directors of the Bank, and they do not receive any additional cash compensation for their services as our directors. The following table describes our standard schedule of fees (as it was amended during 2007) paid to our directors for their service during 2007.

Description	January - June 2007	July 2007 – December 2007
Monthly retainer	$450	$450
Additional monthly retainer paid to lead independent director	100	100
Per diem fee for attendance at meetings of our and the Bank’s Boards and Board committees held on the same day (1)	425	425

Per diem fee for attendance at committee meetings:
Audit Committee	200	300
Corporate Governance Committee	175	250
Executive, Loan and Risk Oversight Committees	150	225

Additional per diem fee paid to committee chairmen for attendance at committee meetings:
Audit Committee	200	450
Corporate Governance Committee	150	350
Executive, Loan and Risk Oversight Committees	100	325

(1)	This fee is not paid for telephone attendance.

Mr. Marziano and Mr. Talbert are compensated as officers of the Bank, and they receive no additional compensation for their service as directors. Following the Annual Meeting, the Corporate Governance Committee and our Board will review the amounts of fees paid to our directors and consider whether adjustments will be made for the following year.

Stock Options. From time to time in the past we have granted options to our directors to purchase shares of our common stock under our Director Stock Option Plan. Also, our directors who previously served as directors of BOC Financial Corporation have stock options that were granted by that company and which we assumed at the time of our merger with that company in 2001. Each stock option gives the director who holds it the right to buy shares of our common stock during a stated period of time (ordinarily ten years) at a fixed price per share that is equal to the market value of our stock on the date the option was granted. Options granted under our plan continue in effect for their remaining terms following a director’s retirement or death, or for 90 days following any other terminations of service. Under BOC Financial Corporation’s plan, options generally remain in effect for the remainder of their ten-year terms following a director’s retirement or disability or a change in control, or for twelve months following their death.

As described above under the caption “Plan Based Awards,” during 2007 our shareholders approved a new Omnibus Equity Plan which replaced the Director Stock Option Plan as well as our Employee Stock Option Plan. The new plan authorizes the grant of nonqualified stock options and restricted stock awards to our non-employee directors in a manner similar to that described in the discussion of the plan above. Because the new plan replaced the two existing plans, no additional awards will be made under the old plans. However, the Director Stock Option Plan remains in effect with respect to stock options that had been granted prior to approval of the new plan.

New Awards During 2007. No new stock options or restricted stock awards were granted to our directors during 2007. Information about stock options held by our outside directors on December 31, 2007, is contained in the footnotes to the Director Compensation Table below.

Director Compensation for 2007

The following table summarizes the compensation paid or provided to our directors for 2007.

2007 DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash	Option Awards (2)	All Other Compensation	Total
Jerry W. Anderson	$12,450	$-0-	$-0-	$12,450
Alan M. Bailey	16,725	-0-	-0-	16,725
William A. Burnette	11,700	-0-	-0-	11,700
John A. Drye	17,150	-0-	-0-	17,150
Thomas G. Fleming	15,025	-0-	-0-	15,025
John W. Googe	16,600	-0-	-0-	16,600
Henry H. Land	14,875	-0-	-0-	14,875
Michael D. Larrowe	13,725	-0-	-0-	13,725
Steven G. Laymon	15,125	-0-	-0-	15,125
Grady L. McClamrock, Jr.	13,575	-0-	-0-	13,575
Lynne Scott Safrit	12,325	-0-	-0-	12,325
Francis W. Slate	16,600	-0-	-0-	16,600

(1)	Robert E. Marziano and Stephen R. Talbert are not listed in the table. They are compensated as officers and employees of the Bank and do not receive any separate compensation for their services as directors.
(2)	All outstanding stock options held by our outside directors became fully vested and exercisable in prior years. For that reason, we did not recognize any compensation expense for those options under SFAS 123R in our financial statements for 2007. On December 31, 2007, our outside directors held stock options covering the following aggregate numbers of shares: Mr. Anderson - 16,070 shares; Mr. Burnette - 9,724 shares; Mr. Drye - 15,330 shares; Mr. Land - 15,330 shares; and Ms. Safrit - 15,329 shares.

TRANSACTIONS WITH RELATED PERSONS

Our Policy

Our Board of Directors has adopted a written policy under which our Corporate Governance Committee reviews and approves certain transactions, arrangements or relationships in which we or the Bank are a participant and in which any of our “related persons” has a material interest. Our related persons include our directors, nominees for election as directors, executive officers, beneficial owners of more than 5% of a class of our capital stock, and members of the immediate family of one of those persons.

Except as described below, the policy covers any transaction, arrangement or relationship, or series of transactions, arrangements or relationships, that are required to be disclosed in our proxy statement under rules of the Securities and Exchange Commission (in general, those in which the dollar amount involved exceeds or will exceed an aggregate of $120,000, including all periodic payments).

The transactions covered by the policy generally include loans, but it does not cover loans made by the Bank in the ordinary course of its business that are subject to banking regulations related to “insider loans” and that are required to be approved by a majority of the Bank’s Board of Directors. The policy also does not cover the Bank’s provision of services as a depository of funds or similar banking services in the ordinary course of its business, or compensation paid to our executive officers that has been reviewed and approved, or recommended to our Board of Directors for approval, by our Corporate Governance Committee.

In its review of related person transactions, the Policy provides that the Committee should exercise independent judgment and should not approve any proposed transaction unless and until it has concluded to its satisfaction that the transaction:

—	Has been or will be agreed to or engaged in on an arm’s-length basis,

—	Is to be made on terms that are fair and reasonable to us, and

—	Is in our best interests.

Related Person Transactions During 2007

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with certain of our current directors, nominees for director, executive officers, and our other related persons. All loans included in those transactions during 2007 were made in the ordinary course of the Bank’s business on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time the loans were made for comparable transactions with other persons, and those loans did not involve more than the normal risk of collectibility or present other unfavorable features.

From time to time the Bank also obtains various business and professional services from certain of our directors or their companies. A description of transactions during 2007 with the company of one of our directors, Michael D. Larrowe, is described under the caption “Compensation Committee Interlocks and Insider Participation.” The services obtained from Mr. Larrowe’s firm relate to our accounting and internal audit function. As a result, those services were approved by our Audit Committee during 2007 rather than the Corporate Governance Committee.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Principal Shareholder

The following table describes the beneficial ownership of our common stock on the Record Date for the Annual Meeting by the only person known by us to own, beneficially or of record, 5% or more of our outstanding shares.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class (1)
Wellington Management Company , LLP 75 State Street Boston, MA 02109	225,240	(1)	5.74%

(1)	The beneficial owner’s Schedule 13G filed with the Securities and Exchange Commission indicates that, in its capacity as an investment adviser, it has shared voting power and shared investment power with respect to all of the listed shares, which are held of record by its clients.

Directors and Executive Officers

The following table describes the beneficial ownership of our common stock on the Record Date for the Annual Meeting by our current directors and certain of our executive officers, individually, and by all our directors and executive officers as a group.

Name of beneficial owner	Amount and nature of beneficial ownership (1)	Percent of class (2)
Jerry W. Anderson	38,849	0.99%
Alan M. Bailey	57,162	1.46%
William A. Burnette	90,086	2.29%
John A. Drye	42,776	1.09%
Thomas G. Fleming	55,485	1.42%
John W. Googe	32,200	0.82%
Harry E. Hill	50,580	1.29%
George E. Jordan	7,291	0.19%

Name of beneficial owner	Amount and nature of beneficial ownership (1)	Percent of class (2)
Henry H. Land	32,419	0.82%
Michael D. Larrowe	40,100	0.97%
Steven G. Laymon	55,920	1.43%
Robert E. Marziano	111,940	2.83%
Grady L. McClamrock, Jr.	54,919	1.40%
Eric E. Rhodes	1,364	0.03%
Lynne Scott Safrit	29,213	0.74%
Francis W. Slate	32,250	0.82%
Stephen R. Talbert	59,622	1.51%
All current directors and executive officers as a group (18 people)	808,853	19.86%

(1)	Except as otherwise noted, and to the best of our knowledge, the individuals named and included in the group exercise sole voting and investment power with respect to all listed shares. Individuals named and included in the group have shared voting and investment power with respect to certain of the listed shares as follows: Mr. Anderson – 12,066 shares; Mr. Bailey – 172 shares; Mr. Burnette – 5,000 shares; Mr. Drye – 1,900 shares; Mr. Fleming – 13,039 shares; Mr. Hill – 9,526 shares; Mr. Jordan – 1,200 shares; Mr. Laymon - 2,050 shares; Mr. Larrowe – 6,564 shares; Mr. Marziano – 8,917 shares; Mr. McClamrock – 3,286 shares; Ms. Safrit – 7,948 shares; Mr. Talbert –20,114 shares; and all persons included in the group – 91,782 shares. The listed shares also include the following numbers of shares that could be purchased by individuals named and included in the group pursuant to stock options that could be exercised within 60 days following the Record Date and with respect to which shares they may be deemed to have sole investment power: Mr. Anderson - 16,070 shares; Mr. Burnette - 9,724 shares; Mr. Drye - 15,330 shares; Mr. Land - 15,330 shares; Mr. Marziano - 40,828 shares; Ms. Safrit - 15,329 shares; Mr. Talbert – 20,000 shares; and all persons included in the group – 152,763 shares. Shares listed for certain of the named individuals have been pledged as security for loans to other Banks as follows: Mr. Marziano – 33,984 shares.
(2)	Percentages are calculated based on 3,920,752 total outstanding shares plus, in the case of each named individual and the group, the number of additional shares that could be purchased by that individual or by persons included in the group under stock options that could be exercised within 60 days following the Record Date.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required by federal law to file reports with the Securities and Exchange Commission regarding the amounts of and changes in their beneficial ownership of our common stock. Based on our review of copies of those reports, our proxy statements are required to disclose failures to report shares beneficially owned or changes in beneficial ownership, and failures to timely file required reports, during previous years. We currently are not aware of any required reports which were not filed, or which were filed late, during 2007.

INDEPENDENT PUBLIC ACCOUNTANTS

Appointment of Independent Accountants

Our Audit Committee’s charter gives it the responsibility and authority to select and appoint our independent accountants and to approve their compensation and the terms of the engagement under which they provide services to us. The Committee has selected our current independent accounting firm, Dixon Hughes PLLC, to serve as our independent accountants for 2008. Representatives of Dixon Hughes PLLC are expected to attend the Annual Meeting and be available to respond to appropriate questions, and they will have the opportunity to make a statement if they desire to do so.

Services and Fees During 2007 and 2006

Except as described below, under its current procedures our Audit Committee specifically preapproves all audit services and other services provided by our accountants. Since it is difficult to determine in advance the exact nature and extent of the tax services or advice we will need during the year, the Committee authorizes our management to obtain tax services from our accountants from time to time during the year up to preapproved aggregate amounts of fees set by the Committee. Requests for services with costs in addition to those amounts would require further Committee approval. The entire Audit Committee generally participates in the preapproval of services. However, in the case of proposals that arise during the year to obtain certain types of non-audit services from our accountants beyond what has been preapproved by the Committee, the Committee delegates authority to its Chairman to preapprove those additional services on behalf of the Committee. Any such action by the Chairman is to be reported to the full Committee at its next regularly scheduled meeting.

As our independent accountants for 2007 and 2006, Dixon Hughes PLLC provided us with various audit and other professional services for which we were billed, or expect to be billed, for fees as further described below. Our Audit Committee considers whether the provision of non-audit services by our independent accounting firm is compatible with maintaining its independence. The Committee believes that the provision of non-audit services by Dixon Hughes PLLC during 2007 did not affect its independence.

The following table lists the aggregate amounts of fees paid to Dixon Hughes PLLC for audit services for 2007 and 2006 and for other services they provided during 2007 and 2006.

Type of Fees and Description of Services	2007	2006

Audit Fees, including audits of our consolidated financial statements reviews of our condensed interim consolidated financial statements, and other audit services	$83,000	$67,000

Audit-Related Fees, including consultation regarding general accounting matters and, during 2007, assistance with accounting matters in connection with a proposed acquisition	46,606	3,500

Tax Fees, including reviews of our federal and related state income tax returns, non-routine tax consultations and, during 2007, rendering a tax opinion in connection with our proposed acquisition	41,500	19,350

All Other Fees	-0-	-0-

PROPOSAL 2: APPROVAL OF CHARTER AMENDMENT TO

AUTHORIZE ISSUANCE OF PREFERRED STOCK

General

A proposal will be submitted to shareholders at the Annual Meeting to approve an amendment (the “Proposed Amendment”) to our Articles of Incorporation (“Charter”) to authorize a new class of capital stock. Section 2 of our Charter currently provides that our authorized capital stock consists of 15,000,000 shares of common stock, all of one class and having a par value of $5.00 per share. The Proposed Amendment would amend Section 2 so that it also authorizes us to issue up to 3,000,000 shares of no par preferred stock (“Preferred Stock”) as an additional class of capital stock. Our Board of Directors would be authorized to issue shares of Preferred Stock from time to time, to create separate series of shares within the new class, and to determine the number of shares, designations, terms, relative rights, preferences and limitations of the Preferred Stock, or of shares within each series of Preferred Stock, at the time of issuance, all by its resolution and without further shareholder approval.

A copy of the Proposed Amendment, which includes the text of Section 2 of our Charter as it is proposed to be amended, is attached as Appendix A to this proxy statement. If the proposal is approved by our shareholders, our Board of Directors would retain the authority to make any and all changes to the Proposed Amendment it deemed necessary to give it effect and cause the North Carolina Secretary of State to accept it for filing.

Our Board of Directors has unanimously approved the Proposed Amendment and will submit it to our shareholders for approval at the Annual Meeting. The Board of Directors recommends that you vote “FOR” the Proposed Amendment.

Effect of the Proposed Amendment

The Proposed Amendment would:

—	Authorize us to issue up to 3,000,000 shares of the new class of Preferred Stock; and

—

As permitted by the North Carolina General Statutes, authorize our Board of Directors to issue shares of the newly authorized Preferred Stock from time to time in the future, to create separate series of Preferred Stock within the new class, and to determine the number of shares, designations, terms, relative rights, preferences and limitations of the Preferred Stock, or of shares within each series of Preferred Stock, at the time of issuance, all by its resolution and without any further approval of our shareholders.

If our shareholders approve the Proposed Amendment, then, to establish any series of shares within the new class of Preferred Stock, the Board of Directors would approve and file a further amendment to our charter (which it could do without further shareholder approval) that would specify the designation of that series and the number, terms, relative rights, preferences and limitations of shares within that series.

Reasons for the Proposed Amendment

On December 31, 2007, our capital ratios were above the level at which banks and bank holding companies are classified as “well capitalized” under the capital adequacy guidelines of Federal Deposit Insurance Corporation (the “FDIC”) for insured banks and the Federal Reserve Board (the “FRB”) for bank holding companies. However, as we have grown, our capital ratios have decreased, and continued growth will further reduce our ratios. We raised $5 million in additional Tier I capital during the first quarter of 2008 through the sale of trust preferred securities. Still, our Board of Directors believes that, to continue to maintain our capital ratios at desired levels, at some point in the future we probably will need to further increase our capital.

There are various actions we could take to increase our capital. Issuing and selling new shares of common stock is one method of increasing capital. Other methods of increasing capital that bank holding companies frequently use and that currently are available to us include further sales of trust preferred securities, or, to a limited extent, the issuance of subordinated debt. However, recent unfavorable conditions in the capital markets generally have made it more difficult for all financial institutions to increase their capital through sales of common stock and trust preferred securities, and the issuance of subordinated debt would not be as effective a method of increasing capital as the issuance of new equity securities. Having the authority to issue and sell preferred stock, in addition to common stock, debt securities, and trust preferred securities, would give our Board of Directors an additional option and, as discussed below, more flexibility in tailoring the terms of the equity securities we can issue to meet specific market conditions or financing or acquisition opportunities.

If the Proposed Amendment is approved, then, in general, any shares of Preferred Stock we issue likely would have certain preferences over, or special terms that differed from, outstanding shares of our common stock. Among other things, those preferences and special terms might include:

—	The right to receive dividends (which may be cumulative or noncumulative) at a stated rate before any dividend could be paid on our common stock;

—	The right to receive a stated distribution upon any liquidation of our Company before any distribution could be made to holders of our common stock;

—	If they are voting shares, special voting rights, including rights to vote as a separate group or class in matters submitted for a vote of our shareholders;

—	Terms providing for the conversion of shares of Preferred Stock into shares of our common stock, either automatically or at the option of the holders of the stock, at specified rates; and

—

Terms providing for the redemption of the shares, either at our option or at the option of holders of the shares or both, or upon the happening of a specified event, and, if the shares are redeemable, the redemption prices and the conditions and times upon which redemption may take place.

Substantially all of the proceeds of any such sale of Preferred Stock likely would be used to infuse additional capital into the Bank to support its continued growth in earning assets and deposits. Portions of the net proceeds also might be used by us or the Bank for other general corporate purposes, including: financing new branches and/or lending offices, or other capital improvements; acquiring other financial institutions or their assets and related liabilities, including branch offices; creating or acquiring non-bank providers of financial or other services; and continuing to expand and/or upgrade the Bank’s products, systems, and operations.

Issuing any shares of Preferred Stock would dilute the relative percentage equity interests of the current holders of our common stock. Our then current shareholders would not have preemptive rights to acquire any additional shares of capital stock we issue, and they would have no right to purchase a proportionate share, or any portion, of any shares of Preferred Stock issued.

If the Proposed Amendment is approved by our shareholders at the Annual Meeting, shares of Preferred Stock could be issued in the future from time to time, in one or more series, in a variety of types of transactions, including without limitation, public offerings or private sales of shares to increase our capital, or as consideration for acquisitions. The shares issued in each separate transaction could all be of one series, or our Board of Directors could establish a separate series of shares for each separate transaction. Our Board would be authorized to establish different series of Preferred Stock from time to time, and to issue shares from those series, without any further shareholder approval. At the time each series is established, the Board would determine the number of shares in that series and the terms, relative rights, preferences and limitations of shares within that series. The terms and preferences of shares included in each separate series of Preferred Stock could differ materially. The Board would have broad discretion with respect to designating and establishing the number, terms, relative rights, preferences, and limitations of our Preferred Stock and of each separate series of Preferred Stock. The Proposed Amendment itself, which is included as Appendix A to this Proxy Statement, contains a list of the types of terms and preferences that the Board of Directors would have the authority to determine. You should read the Proposed Amendment carefully before you decide how to vote at the Annual Meeting.

Our Board of Directors believes that we will benefit from the Proposed Amendment by having the flexibility in our capital structure to issue more than one type of capital stock having different terms and relative rights. The Board believes that it is in our best interests to allow the Board the flexibility to tailor the specific terms of each series of Preferred Stock issued in the future to meet specific market conditions, or the facts and circumstances of specific financing or acquisition opportunities, without the expense, delay, and uncertainty that would result if a meeting of our shareholders was required to be held to approve each issuance of Preferred Stock or the terms of each specific series of Preferred Stock. The Proposed Amendment would give our Board of Directors the maximum amount of flexibility in designing and issuing Preferred Stock in the future.

Anti-takeover Effects

The purpose of the Proposed Amendment is to provide our Board of Directors with an additional option for increasing our capital, not to establish any barriers to a change of control or acquisition of our company. However, the Board’s authority to issue shares of Preferred Stock, to establish one or more series of Preferred Stock, and to determine the terms and preferences of each series of Preferred Stock, could be used for that purpose or have that effect. For example, the issuance to a group that is friendly to our management of shares of a series of Preferred Stock having group or other special voting rights, or certain other preferential terms, could give that group effective control over the election of our directors and could deter or discourage efforts by another group or company to acquire control of our company, even if our other shareholders favored a change of control. Our Board is not aware of any current proposal or effort to acquire control of our company.

Effectiveness of the Proposed Amendment

If our shareholders approve the Proposed Amendment, we will file Articles of Amendment with the North Carolina Secretary of State as soon as practicable following the Annual Meeting. The Proposed Amendment would become effective at the time those Articles are filed.

Our Board of Directors recommends that you vote “FOR” Proposal 2.

To be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it.

PROPOSALS FOR 2009 ANNUAL MEETING

Any proposal of a shareholder, other than a nomination for election as a director, that is intended to be presented for action at the 2009 Annual Meeting must be received by our Corporate Secretary in writing at our address listed below no later than December 24, 2008, to be considered timely received for inclusion in the proxy statement and proxy card that we will distribute in connection with that meeting. In order for a proposal to be included in our proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value, whichever is less, of shares of our common stock entitled to be voted on that proposal at the meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the Securities and Exchange Commission.

Written notice of a shareholder proposal (other than a nomination) intended to be presented at our 2009 Annual Meeting, but which is not intended to be included in our proxy statement and form of appointment of proxy, must be received by our Corporate Secretary at the address listed below no later than March 9, 2009, in order for that proposal to be considered timely received for purposes of the Proxies’ discretionary authority to vote on other matters presented for action by shareholders at that meeting.

Under our Bylaws, at a shareholder meeting at which directors will be elected, nominations for election to our Board of Directors may be made by our board or by a shareholder of record who is entitled to vote at the meeting if written notice of the shareholder’s nomination has been delivered to our Corporate Secretary at our principal office not later than the close of business on the tenth business day following the date on which notice of the meeting is first given to shareholders.

The required notice of a nomination must include: (1) the name and address of each shareholder who intends to make the nomination and of the person to be nominated; (2) a representation that the shareholder is a holder of record of shares of our common stock entitled to vote at the meeting and that he or she intends to appear in person or by proxy at the meeting to nominate the person named in the notice; (3) a description of all arrangements or understandings between the shareholder and the nominee and any other persons (naming those persons) pursuant to which the nomination is to be made by the shareholder; (4) a representation that each nominee satisfies all qualifications provided by our Bylaws and by applicable statutes and regulations to serve as a director, and (5) the written consent of the nominee to serve as a director if elected. The shareholder also shall provide any other information about each proposed nominee that we reasonably request and which the shareholder can obtain, including information that would be required to be included in a proxy statement filed pursuant to the proxy rules under the Securities Exchange Act of 1934 if the nominee had been nominated by the board of directors. Only persons nominated in the manner described in our Bylaws are eligible to be elected as directors at meetings of our shareholders, and the Chairman of a meeting of our shareholders may refuse to acknowledge a nomination that not made in compliance with the procedures set out in our Bylaws.

The notices described above should be mailed to:

Bank of the Carolinas Corporation

Attention: Corporate Secretary

135 Boxwood Village Drive

Mocksville, North Carolina 27028

ANNUAL REPORT ON FORM 10-K

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and we file reports and other information with the Securities and Exchange Commission, including annual reports, quarterly reports and proxy statements. The Bank’s Internet website (www.bankofthecarolinas.com) contains a link to the SEC’s website (www.sec.gov) where you may review information we file electronically with the SEC.

A copy of our 2007 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, accompanies this proxy statement.

APPENDIX A

PROPOSED AMENDMENT TO ARTICLES OF INCORPORATION

The corporation’s Articles of Incorporation hereby are amended by deleting current Article 2 thereof in its entirety and adding a new to Article 2 thereof as follows:

“2.	The aggregate number of shares which the corporation shall have the authority to issue is 18,000,000 shares divided into two classes. The designation, par value and number of shares of each class are as follows:

Class	Par Value	Number of Shares

Common Stock	$5.00	15,000,000
Preferred Stock	No Par	3,000,000

Total Shares		18,000,000

The corporation’s Board of Directors shall be authorized to issue shares of Preferred Stock from time to time, to create series thereof, and to determine the designations, terms, relative rights, preferences, and limitations of the Preferred Stock, or of shares within each series of Preferred Stock, at the time of issuance, all by its resolution. Without limiting the generality of the foregoing authority, the Board of Directors shall be authorized to fix and determine:

(a)	the designation of each series and the number of shares to constitute each series (which number may be increased or decreased from time to time unless otherwise provided by the Board of Directors);

(b)	the dividend rate (or method of determining such rate), if any; any conditions on which and times at which dividends are payable; any preference or relation which such dividends shall bear to the dividends payable on any other class or classes or any other series of capital stock, including Preferred Stock; whether such dividends shall be cumulative or non-cumulative; and whether the Preferred Stock will be participating or nonparticipating with other shares with respect to dividends;

(c)	whether shares within a series will be redeemable (at the option of the corporation or the holders of such shares or both, or upon the happening of a specified event) and, if so, the redemption prices and the conditions and times upon which redemption may take place and whether for cash, property, or rights, including securities of the corporation or of another corporation;

(d)	the terms and amount of any sinking, retirement, or purchase fund;

(e)	with respect to each series, the conversion or exchange rights (at the option of the corporation or the holders of such shares or both, or upon the happening of a specified event), if any, including the conversion or exchange times, prices, rates, adjustments, and other terms of conversion or exchange;

(f)	the voting rights, if any (other than any voting rights that the Preferred Stock may have as a matter of law);

(g)	any restrictions on the issuance or reissuance of additional Preferred Stock;

A - 1

(h)	with respect to each series, the rights of the holders upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, including any preferences over the common stock or any other class or classes or any other series of capital stock, including Preferred Stock, and whether the Preferred Stock will be participating or nonparticipating with other shares with respect to distributions of the corporation’s assets;

(i)	any limitations or restrictions on transfer; and

(j)	with respect to each series, such other special rights and privileges, if any, for the benefit of the holders of, or other terms or limitations with respect to, the shares within that series as shall not be inconsistent with the provisions of the corporation’s Articles of Incorporation, as amended, or applicable law.

All shares of Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. The number, designations, terms, relative rights, preferences, and limitations of shares within any one series may differ from those of shares within any other series. All shares of Preferred Stock redeemed, purchased or otherwise acquired by the corporation (including shares surrendered for conversion) shall be canceled and thereupon restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series.”

A - 2

VOTING BY PROXY

Please read our proxy statement before you vote by proxy. Then, to insure that your shares are represented at the Annual Meeting, we request that you appoint the Proxies to vote your shares for you whether or not you plan to attend the Annual Meeting. You can do that in one of the following two ways.

Voting by Proxy Card

—	You can mark, sign and return the proxy card below in the enclosed postage-prepaid envelope.

Voting by Internet

—

You can go to the Bank’s Internet website (http://www.bankofthecarolinas.com) and click on the link for “proxy voting.” When you are prompted for your “control number,” enter the number printed just above your name on the reverse side of the proxy card below, and then follow the instructions you will be given. If you vote this way, you do not need to sign and return a proxy card. When you vote by Internet, you will be appointing the Proxies to vote your shares on the same terms and with the same authority as if you marked, signed and returned a proxy card. The authority you will be giving the Proxies is described in the proxy card below and in our proxy statement for the Annual Meeting.

You should note that you may vote by Internet only until 5:00 p.m. on May 27, 2008, which is the day before the Annual Meeting date.

APPOINTMENT OF PROXY

SOLICITED BY BOARD OF DIRECTORS

The undersigned hereby appoints Robert E. Marziano, Stephen R. Talbert and Michael D. Larrowe (the “Proxies”), and any substitute appointed by them, as the undersigned’s attorneys and proxies, and authorizes any one or more of them to represent and vote as directed below all shares of the common stock of Bank of the Carolinas Corporation (the “Corporation”) held of record by the undersigned on April 3, 2008, at the Annual Meeting of the Corporation’s shareholders (the “Annual Meeting”) to be held at the Bank of the Carolinas Operations Center located at 106 York Way, Advance, North Carolina, at 2:00 p.m. on Wednesday, May 28, 2008, and at any adjournments of the meeting. The undersigned directs that the shares represented by this appointment of proxy be voted as follows:

1.	ELECTION OF DIRECTORS. Election of 14 directors to one-year terms.

		☐	FOR all nominees listed below (except as indicated otherwise below)	☐	WITHHOLD authority to vote for all nominees listed below

	Nominees:	Jerry W. Anderson, Alan M. Bailey, William A. Burnette, John A. Drye, Thomas G. Fleming, John W. Googe, Henry H. Land, Michael D. Larrowe, Steven G. Laymon, Robert E. Marziano, Grady L. McClamrock, Jr., Lynne S. Safrit, Francis W. Slate, Stephen R. Talbert

	Instruction:	To withhold authority to vote for any individual nominee(s), write that nominee’s name(s) on the line below.

2.	PROPOSAL TO APPROVE CHARTER AMENDMENT. Proposal to amend our Articles of Incorporation to authorize the issuance of preferred stock.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	OTHER BUSINESS: On any other matter properly presented for action by shareholders at the Annual Meeting, and on matters incident to the conduct of the meeting, including motions to adjourn, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment.

PLEASE DATE AND SIGN THIS APPOINTMENT OF PROXY ON THE REVERSE SIDE

AND RETURN IT IN THE ENVELOPE PROVIDED.

I (We) direct that the shares represented by this appointment of proxy be voted as instructed above. In the absence of any instruction, those shares may be voted by the Proxies “FOR” the election of each nominee named in Proposal 1 and “FOR” Proposal 2. If, before the Annual Meeting, any nominee listed in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies are authorized to vote for a substitute nominee named by the Board of Directors. On any other matter properly presented for action by shareholders at the Annual Meeting, and on matters incident to the conduct of the meeting, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment.

This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the Annual Meeting by filing with the Corporation’s Secretary a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing an intention to vote in person.

Dated:	, 2008

Signature

Signature (if shares held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: To ensure that your shares are represented and that a quorum is present at the Annual Meeting, please sign and date your appointment of proxy and return it to the Corporation in the enclosed envelope.